Exhibit 99.1

NEWS RELEASE

Albany International Announces Plans to Reduce Manufacturing Capacity and Personnel in Germany

Rochester, New Hampshire, February 20, 2015 – Albany International Corp. (NYSE:AIN) reported today that its German affiliate, Württembergische Filztuchfabrik D. Geschmay GmbH, has announced plans to discontinue manufacturing operations at its press fabric manufacturing facility in Göppingen, Germany. This planned action is driven by the continuing consolidation of paper industry customers in Europe, and the continuous need to match the Company’s paper machine clothing manufacturing capacity in Europe with the demands of our customers, so that customer sourcing is optimized. The Göppingen plan would be subject to applicable local law and would be implemented in accordance with such law and in consultation with the Works Council.

The proposed action in Germany in no way reflects on the performance of the 52 affected employees; it is a business necessity, driven by both the existing and anticipated market conditions.

Following completion of this planned action, the Company’s European press fabrics manufacturing activities will now be centered in Halmstad, Sweden. There will be no impact on the Company’s other European machine clothing manufacturing operations. The Company’s customers in Germany, and throughout Europe, will continue to receive world-class expertise and support in Product Application, Sales and Marketing, Service, and Research and Development from the same experienced Albany team.

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Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 20 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts:

Investors	Media
John Cozzolino	Susan Siegel
518-445-2281	603-330-5866
john.cozzolino@albint.com	susan.siegel@albint.com